Exhibit 4.21

CERTIFICATE OF TRUST

OF

GOLDMAN SACHS CAPITAL VII

This Certificate of Trust of Goldman Sachs Capital VII (the “Trust”) is being duly executed and filed on behalf of the Trust by the undersigned, as trustees, to form a statutory trust under the Delaware Statutory Trust Act (12 Del. C. § 3801 et seq.) (the “Act”).

1.    Name. The name of the statutory trust formed hereby is Goldman Sachs Capital VII.

2.    Delaware Trustee. The name and the business address of a trustee of the Trust having a principal place of business in the State of Delaware are BNY Mellon Trust of Delaware, 301 Bellevue Parkway, 3rd Floor, Wilmington, DE 19809.

3.    Effective Date. This Certificate of Trust shall be effective upon filing.

IN WITNESS WHEREOF, the undersigned have duly executed this Certificate of Trust in accordance with Section 3811(a)(1) of the Act.

BNY MELLON TRUST OF DELAWARE, not in its individual capacity but solely as trustee

By:	/s/ Kristen K. Gullo
Name:	Kristen K. Gullo
Title:	Vice President

/s/ Jane M. Kelsey
Jane M. Kelsey, as administrative trustee

/s/ Steven M. Bunson
Steven M. Bunson, as administrative trustee

/s/ Rajashree Datta
Rajashree Datta, as administrative trustee